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                                   Exhibit 3.1

                      Restated Certificate of Incorporation

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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         LITHIUM TECHNOLOGY CORPORATION

     LITHIUM TECHNOLOGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Lithium Technology Corporation. Lithium Technology Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 28, 1995.

     2. This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware the ("DGCL").

     3. This Restated Certificate of Incorporation only restates and integrates the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented and does not further amend the provisions thereof. There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     4. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

     FIRST:    The name of the Corporation is LITHIUM TECHNOLOGY CORPORATION.

     SECOND:   The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD:    The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:   The total number of shares of stock which the Corporation shall have authority to issue is 125,100,000 shares, composed of 125,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 100,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

     (1) Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority to do so which is hereby vested in the Board of Directors.

     (2)  Each series of Preferred Stock

          (i)    may have such number of shares;

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          (ii)   may have such voting powers, full or limited, or may be without voting powers;

          (iii) may be subject to redemption at such time or times and at such prices;

          (iv) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

          (v) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

          (vi) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

          (vii) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

          (viii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payments of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

          (ix) may have such other relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof;

all as shall be stated in said resolution or resolutions of the Board of Directors providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares constituting such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

     (3) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of

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authorized and unissued shares of Preferred Stock any may be reissued as part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.

     (4) Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

          Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

          Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interest, to the exclusion of the holders of the Preferred Stock.

     (5)  Designation of The Series A Preferred Stock.

               1. Certain Defined Terms, Etc. In addition to the terms defined elsewhere herein, certain capitalized terms used in this Article FOURTH have the meanings given to them in Section 10. References in this Article FOURTH to Sections are, unless otherwise stated, references to Sections herein.

               2. Designation. Of the one hundred thousand (100,000) shares of Preferred Stock, par value $.01 per share, that the Corporation is authorized to issue, all one hundred thousand (100,000) shares (including
     (i) the eleven thousand (11,000) shares of Preferred Stock previously designated as Series A Preferred Stock by a Certificate of Designation filed on March 14, 2000, (ii) the two thousand six hundred ten (2,610) shares of Preferred Stock previously designated as Series B Preferred Stock by a Certificate of Designation filed on February 7, 1996 and (iii) the ten thousand (10,000) shares of Preferred Stock previously designated as Series C Preferred Stock by a Certificate of Designation filed on February 7, 1996, none of which have been issued) are hereby designated as "Series A Preferred Stock" having the powers, preferences and relative participating, optional and other special rights and the qualifications, limitations and restrictions set forth in this Article FOURTH (the "Series A Preferred").

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               3.   Dividends and Distributions. The Series A Preferred shall be entitled to receive dividends and distributions, at the same time and in the same manner as the Common Stock, and in an amount per share equal to the amount per share that the shares of Common Stock into which such Series A Preferred are convertible would have been entitled to receive if such Series A Preferred had been so converted into Common Stock as of the record date established for determining holders entitled to dividends, or if no such record date is established, as of the time of declaration of any such dividend or distribution.

               4. Voting Rights. (a) The Series A Preferred will have the right to vote or consent in writing as set forth in this Section 4.

               (b) In addition to the voting rights provided by Section 4(c), as long as any shares of Series A Preferred are outstanding, the affirmative vote or consent of the holders of two-thirds of the then-outstanding shares of Series A Preferred, voting as a separate class, will be required in order for the Corporation to:

                    (i) amend, alter or repeal, whether by merger, consolidation or otherwise, the terms of this Article FOURTH or any other provision of the Charter or Bylaws of the Corporation (the "Bylaws"), in any way that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series A Preferred, and the qualifications, limitations or restrictions thereof;

                    (ii) issue any shares of capital stock ranking prior or superior to, or on parity with, the Series A Preferred;

                    (iii) subdivide or otherwise change shares of Series A Preferred into a different number of shares whether in a merger, consolidation, combination, recapitalization, reorganization or otherwise (whether or not any provision of Section 7 is applicable to such transaction); or

                    (iv) issue any shares of Series A Preferred other than in accordance with this Article FOURTH.

               (c) The Series A Preferred shall be entitled to vote or consent (by written consent or otherwise) together with the Common Stock on all matters submitted to a vote of the Common Stock, except as otherwise provided by the DGCL.

               (d) On all matters as to which shares of Common Stock or shares of Series A Preferred are entitled to vote or consent (by written consent or otherwise), each share of Series A Preferred will be entitled to the number of votes (rounded up to the nearest whole number) that the Common Stock into

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     which it is convertible would have if such Series A Preferred had been so converted into Common Stock as of the record date established for determining holders entitled to vote, or if no such record date is established, as of the time of any vote or consent (by written consent or otherwise) of stockholders of the Corporation. Each share of Series A Preferred shall initially be entitled to the number of votes that 1,113.40524 shares of Common Stock would have, subject to adjustment as provided in Section 7.

               (e) Notwithstanding any other provision of the Charter or Bylaws, the holders of a majority, or greater number if so required by the Charter or the DGCL, of the then-outstanding Series A Preferred may consent in writing to any matter for which a class vote is contemplated, which written consent when so executed by the holders of a majority, or such greater number required, of the then-outstanding Series A Preferred will be deemed, subject to applicable Delaware law, to satisfy the applicable voting requirements.

               5. Reacquired Shares. Any shares of Series A Preferred that are converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. None of such shares of Series A Preferred shall be reissued by the Corporation.

               6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred shall be entitled to receive the same distribution paid to the holders of Common Stock, on an as-converted basis. Neither a consolidation or merger of the Corporation with another corporation or other legal entity, nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

               7. Conversion. (a) Automatic Conversion. Each share of the Series A Preferred will automatically be converted into 1,113.40524 fully paid and nonassessable shares of Common Stock, subject to adjustment as described below, one year following the authorization and reservation of a sufficient number of shares of Common Stock by all requisite action by the Corporation, including action by the Board and by the shareholders of the Corporation, to provide for the conversion of all outstanding shares of Series A Preferred into fully paid and nonassessable shares of Common Stock.

               (b) Optional Conversion. Each share of the Series A Preferred will be convertible at the option of the holder thereof into 1,113.40524 fully paid and non-assessable shares of Common Stock, subject to adjustment as described below, at any time or from time to time following the authorization and reservation of a sufficient number of shares of Common Stock by all requisite action by the Corporation, including action by the Board and by the shareholders of the Corporation, to provide for the

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     conversion of all outstanding shares of Series A Preferred into fully paid and non- assessable shares of Common Stock.

               (c) Mechanics of Automatic Conversion. Upon automatic conversion as set forth in Section 7(a), the Series A Preferred shall be eliminated, and thereafter all shares of Series A Preferred shall become and be known as shares of "Common Stock" without further action or exchange on the part of the holders thereof. The holder of any certificate for Series A Preferred shall be entitled to request and to receive promptly from the Corporation a certificate or certificates setting forth the number of shares of Common Stock into which such Series A Preferred converted, by delivering a written notice to the attention of the Secretary or Treasurer of the Corporation at the Corporation's principal place of business of its desire to receive such replacement certificate or certificates, specifying the number of shares of Series A Preferred that have been so converted and the holder's calculation of the Conversion Rate. In the event of any disagreement between the Corporation and the holder as to the correct Conversion Rate, the Conversion Rate will be finally determined by an investment banking or brokerage firm with no material prior or current relationship with the Corporation or any of its subsidiaries selected by the Board in good faith, the fees and expenses of which will be paid by the Corporation. The Corporation will, promptly upon receipt of all certificates representing Series A Preferred as have been issued to such holder that have been converted, issue a certificate or certificates registering the appropriate number of shares of Common Stock to such holder.

               (d) Mechanics of Optional Conversion. The holder of any certificate for Series A Preferred shall be entitled to request conversion of all or part of its Series A Preferred at any time or from time to time as provided in Section 7(b), by delivering a written notice to the attention of the Secretary or Treasurer of the Corporation at the Corporation's principal place of business of its desire to convert its Series A Preferred and receive a replacement certificate or certificates therefor, specifying the number of shares of Series A Preferred to be so converted and the holder's calculation of the Conversion Rate. In the event of any disagreement between the Corporation and the holder as to the correct Conversion Rate, the Conversion Rate will be finally determined by an investment banking or brokerage firm with no material prior or current relationship with the

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     Corporation or any of its subsidiaries selected by the Board in good faith, the fees and expenses of which will be paid by the Corporation. The Corporation will, promptly upon receipt of all certificates representing Series A Preferred of such holder that are to be converted, issue a certificate or certificates registering the appropriate number of shares of Common Stock to such holder. Upon optional conversion as set forth in
     Section 7(b), the shares of Series A Preferred so converted shall be eliminated, and thereafter such shares of Series A Preferred shall become and be known as shares of "Common Stock" without further action on the part of the holder thereof.

               (e) Adjustment for Subdivisions or Combinations of Common Stock. In the event that the Corporation at any time or from time to time after the issuance of the Series A Preferred effects a subdivision, dividend payable in shares of capital stock, combination or other similar transaction of its outstanding Common Stock into a greater or lesser number of shares, then and in each such event the Conversion Rate will be increased or decreased proportionately.

               (f) Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, or dividend payable in shares provided for elsewhere in this Section 7) or a merger or consolidation of the Corporation with or into another corporation or other legal entity, or the sale of all or substantially all of the Corporation's properties and assets to any other Person which is effected so that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then as a part of such capital reorganization, merger, consolidation or sale, proper provision will be made so that each holder of Series A Preferred will thereafter be entitled to receive upon conversion of the Series A Preferred the same number of shares of stock, securities or assets of the Corporation, or of the successor corporation or other legal entity resulting from such merger or consolidation or sale, which such holder would have been entitled to receive on such capital reorganization, merger, consolidation or sale if such holder's Series A Preferred had been converted into Common Stock immediately prior to the record date established for determining holders entitled to such distribution, or if no such record date is established, as of the time of such transaction. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 7(f) with respect to the rights of the holders of the Series A Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 7(f) (including adjustment of the Conversion Rate then in effect) will be applicable after that event as nearly equivalent as may be practicable. This provision will apply to successive capital reorganizations, mergers, consolidations or sales. Nothing herein will diminish or otherwise offset the rights of the Series A Preferred under Section 4(b).

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               (g)  Rights Offering. If at any time or from time to time the
     Corporation shall offer to any of the holders of Common Stock any right, option or warrant to acquire additional shares of capital stock of the Corporation, then each holder of a share of Series A Preferred then-outstanding will be entitled to receive rights, options or warrants to acquire such number of additional shares of capital stock of the Corporation as such holder would have been entitled to receive had such holder's Series A Preferred been converted into Common Stock immediately prior to the record date for the offering of such rights, options or warrants, at the Conversion Rate then in effect.

               (h) No Adjustment. No adjustment to the Conversion Rate will be made if such adjustment would result in a change in the Conversion Rate of less than 0.001%. Any adjustment of less than 0.001% which is not made will be carried forward and will be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of 0.001% or more in the Conversion Rate.

               (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 7, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at that time in effect, and (iii) the amount, if any, of other property which at that time would be received upon the conversion of Series A Preferred.

               (j) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

               8. Rank. The Series A Preferred will rank on a parity with the Common Stock as to any distributions or upon liquidation, dissolution or winding up.

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               9.   Notice to Holders. Any notice given by the Corporation to
     holders of record of Series A Preferred will be effective if addressed to such holders at their last addresses as shown on the stock books of the Corporation and deposited in the U.S. mail, sent first-class, and will be conclusively presumed to have been duly given, whether or not the holder of the Series A Preferred receives such notice.

               10. Certain Defined Terms. In addition to the terms defined elsewhere in this Article FOURTH, the following terms will have the following meanings when used herein with initial capital letters:

          "Conversion Rate" means the number of shares of Common Stock into which each share of Series A Preferred may be converted; and "Person" means any individual, firm, corporation or other entity and includes any successor (whether by merger or otherwise) of such entity.


     FIFTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is authorized to adopt, amend or repeal the By-Laws of the Corporation.

     SIXTH:    Election of directors of the Corporation need not be by ballot unless the By-Laws so require.

     SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     EIGHTH:   To the fullest extent that the General Corporation Law of the
State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall

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be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to this Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, having the effect of amending or repealing any of the provisions of this ARTICLE EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal, unless such amendment shall have the effect of further limiting or eliminating such liability.

     NINTH:    The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

     IN WITNESS WHEREOF, Lithium Technology Corporation has caused this Restated Certificate of Incorporation to be signed by David J. Cade, its authorized officer, this 14th day of April, 2003.

                                                /s/ David J. Cade
                                                ----------------------------
                                                David J. Cade, Chairman and
                                                Chief Executive Officer